Exhibit 99.1

   Union Financial Bancshares, Inc. Announces Third Quarter Earnings

    UNION, S.C.--(BUSINESS WIRE)--Oct. 18, 2005--Union Financial Bancshares, Inc. (NASDAQ: UFBS) today reported earnings of $638,000 for the three months ended September 30, 2005 compared to earnings of $508,000 for the third quarter of 2004, a 25.6% increase. Earnings per share were $0.33 per share (diluted) for the third quarter of 2005, versus $0.25 per share (diluted) for the third quarter of 2004. Net income for the nine months ended September 30, 2005, was $1.7 million, or $0.88 per share (diluted), a 10.3% increase over $1.6 million, or $0.76 per share (diluted), for the same period in 2004.
    The company also declared a quarterly cash dividend of $0.10 per share payable on November 15, 2005 to shareholders of record on October 31, 2005.
    Net interest income before the loan loss provision for the third quarter increased $109,000, or 4.4%, to $2.6 million compared to $2.5 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in yield on loans that resulted from a higher concentration of commercial loans. The increase in net interest income was partially offset by higher deposit costs as a result of rising rates. The provision for loan losses for the third quarter totaled $220,000 compared to $390,000 for the same period in the previous year. The decrease in provision for loan losses as compared to the previous year was due to a $1.8 million reduction in classified loans to $3.2 million compared to $5.0 million for the same period in the previous year, offset by an 8.2% increase in net loans over the previous year, and a higher concentration of commercial loans in the portfolio, which carry a higher risk of default.
    Non-interest income for the third quarter increased $53,000, or 8.3%, to $692,000 compared to $639,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts, offset by lower fees generated from third party investment brokerage and financing receivables program due to a reduction in product volumes. Non-interest expense for the third quarter increased $119,000 or 5.8% to $2.2 million compared to $2.1 million for the same period in the previous year. The increase was due primarily to higher employee benefits and loan disposition costs.
    At September 30, 2005, assets totaled $359.2 million, a 1.7% increase from $351.6 million at December 31, 2004. Net loans receivable increased $10.3 million, or 6.1%, during the period to $181.4 million at September 30, 2005, compared to $171.1 million at December 31, 2004. The net growth in loans was driven by an 11% increase in the consumer/commercial loan sector. Growth in lower cost transaction accounts resulted in deposits increasing 5.2% to $239.3 million at September 30, 2005 compared to $227.6 million at December 31, 2004. Cash on hand and the increase in deposits funded the increase in loans and a reduction in borrowings of $5 million.
    Commenting on the third quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased to report a strong quarter for Union Financial Bancshares and that we are right on track with our expectations for 2005. Not only did our third quarter results show an earnings increase of 26% over the previous year quarter, earnings per share also rose over 30%. We saw growth in core loans and deposits for the period, with solid increases across the board in both consumer and business lines. We are especially pleased with the improvement in non-interest income given that many in the banking industry are struggling in this area. Overall, we are very pleased with the results of the third quarter."
    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates seven banking locations in the upstate of South Carolina. At September 30, 2005, Union Financial had $359.2 million in total assets and total stockholders' equity of $25.5 million.


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                  Union Financial Bancshares, Inc.
            Third Quarter - Year Ending December 31, 2005
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                        Financial Highlights
           (Unaudited) ($ in thousands, except share data)



                                 At         At
Balance Sheet                  9/30/05   12/31/04  $ Change  % Change
-----------------             ---------- ---------- -----------------

   Total assets              $  359,253 $  351,598 $  7,655     2.18%
   Cash and interest-earning
    deposits                     10,984     13,197   -2,213   -16.77%
   Investments & mortgage-
    backed securities           143,460    143,494      -34    -0.02%
   Loans receivable (net)       181,441    171,094   10,347     6.05%
   Goodwill and intangible
    assets                        3,735      4,212     -477   -11.32%
   Deposits                     239,316    227,589   11,727     5.15%
   Advances and other
    borrowings                   82,500     87,500   -5,000    -5.71%
   Stockholders' equity          25,536     26,019     -483    -1.86%
   Outstanding shares         1,916,482  1,957,760  -41,278    -2.11%
   Book value per share      $    13.32 $    13.29 $   0.03     0.26%
   Tangible book value per
    share                    $    11.38 $    11.14 $   0.24     2.13%





                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               --------------------------------------
Income Statement                    2005      2004     2005     2004
------------------------------- ---------- -------- -------- --------

   Net interest income         $    2,578 $  2,469 $  7,528 $  7,145
   Provision for loan losses          220      390      768      775
                                ---------- -------- -------- --------
   Net interest income after
    loan loss provision             2,358    2,079    6,760    6,370
   Non-interest income                692      639    1,942    1,924
   Non-interest expense             2,170    2,051    6,363    6,219
   Income tax                         242      159      613      510
                                ---------- -------- -------- --------
   Net income                  $      638 $    508 $  1,726 $  1,565
                                ========== ======== ======== ========
   Earnings per share: basic   $     0.33 $   0.26 $   0.90 $   0.80
                                ========== ======== ======== ========
   Earnings per share: diluted $     0.33 $   0.25 $   0.88 $   0.76
                                ========== ======== ======== ========



                                               Nine Months Ended
                                                 September 30,
                                            ------------------------
             Key Financial Ratios                  2005        2004
             --------------------           ------------------------

                Return on average assets            0.63%      0.59%
                Return on average
                 stockholders' equity               9.04%      8.21%
                Operating expense to average
                 assets                             2.16%      2.24%
                Capital to average assets           9.23%      9.69%



    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863